Exhibit 4.1
Standard & Poor’s
A Division of the McGraw-Hill Companies

55 Water Street, 45th Floor	Frank A. Ciccotto, Jr.
New York, New York 10041	Managing Director
Tel 212-438-4417	E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com

January 29, 2002

Salomon Smith Barney Inc.
388 Greenwich Street
New York, N.Y. 10013

JPMorgan Chase Bank
4 New York Plaza
New York, N.Y. 10004

Re:	Tax Exempt Securities Trust, National Trust 292 (Insured), National Trust 293, California Trust 191, Florida Trust 111 and Maryland Trust 121

Gentlemen:

We have examined Registration Statement File Nos. 333-75082, 333-75084, 333-73062, 333-73066 and 333-71488 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sin	cerely,

/S/	FRANK A. CICCOTTO
FR	ANK A. CICCOTTO
Vic	e President